Exhibit 23.1



                CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Baldwin Piano & Organ Company:

     We consent to the incorporation by reference in the registration statement of Baldwin Piano & Organ Company on Form S-8 (File No. 33-53809) of our report dated February 28, 1995 relating to the consolidated balance sheets of Baldwin Piano & Organ Company and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1994 and related schedule, which is incorporated by reference in the annual report on Form 10-K of Baldwin Piano & Organ Company.



                                                     KPMG Peat Marwick LLP


Cincinnati, Ohio
February 28, 1995